Exhibit 23.1

Consent of Independent Accountants

We have issued our report dated February 16, 2004 accompanying the consolidated financial statements of Intertape Polymer Group Inc. contained in the Registration Statement (Form S-4 and Form F-4 dated October 25, 2004) of Intertape Polymer U.S. Inc. and the related Prospectus for the registration of $125,000,000 of 8½% Senior Subordinated Notes due 2014 to be exchanged for $125,000,000 of outstanding 8½% Senior Subordinated Notes due 2014. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.

/S/    RAYMOND CHABOT GRANT THORNTON, L.L.P.

Chartered Accountants

Montreal, Canada

October 26, 2004